Brand Loyalty Beats Out Bargains: Klaviyo Customers Hit New Records This Black Friday Cyber Monday
Data finds consumers prioritize brand loyalty, smaller discounts outperform steep ones and AI and SMS continue to drive revenue for brands

BOSTON, December 3, 2024 - Klaviyo (NYSE: KVYO), the company that powers smarter digital relationships, today announced that over the five days between Thanksgiving and Cyber Monday (BFCM), it helped over 157,000 brands like Stanley 1913, Liquid Death and Mattel reach record-breaking results with over 15,000 customers achieving their best sales day ever during the weekend and a total of $3 billion of Klaviyo Attributed Value (KAV)* generated overall.

Key takeaways:
●Klaviyo delivered more than 18 billion messages over BFCM and helped its customers generate more than $3 billion in KAV
●More than 15,000 customers experienced their best sales day ever over BFCM
●1.3 million orders placed between noon-1 p.m. ET on Black Friday
●The discounts that drove the highest conversion and spending were 10-15% and 20-25%
●20% YoY increase in ecommerce revenue over BFCM for brands that added SMS to their marketing strategy in the past year

“One of the major trends we saw coming out of BFCM this year was consumers waiting for the brands they love to offer an incentive as opposed to waiting for the best deal. They were choosing connection and trust over bigger discounts. For brands to build that level of loyalty with consumers they need to understand their consumer across every touchpoint”, said Andrew Bialecki, co-founder and CEO of Klaviyo. “Klaviyo’s marketing automation and data platform allows brands to modernize their tech stack and bring all of their data into one place so they can deliver personalized experiences, build loyalty, and ultimately drive long-term revenue growth, especially over the crowded holiday season.”

Steep discounts lost out to brand loyalty and affinity.
Consumers were staying loyal to the brands they love this year even if it meant a smaller discount. Despite expectations that shoppers would be looking to take advantage of the biggest discounts, it was the 10-15% and 20-25% deals that led to the biggest conversions and the highest spending this BFCM, suggesting consumers were waiting for the right message about the right product from the right brand, rather than looking for the best deal.

From centralized data to a multi-channel approach, integrated campaigns led the way.
Success in B2C business means understanding all of your consumer data and leveraging a multi-channel approach. This BFCM, the average number of events coming from Klaviyo integrations increased 60% percent year-over-year, per customer. Across all digital touch points, from social media advertising to physical stores, Klaviyo customers used centralized first-party data on one platform to segment and convert more than ever. Similarly, Klaviyo customers who prioritized cross-channel, adding SMS to their marketing strategy this past year, generated a 20% increase in ecommerce revenue this BFCM compared to last year.

Marketers leaned into AI to improve effectiveness and save time.
Artificial Intelligence (AI) has become a critical tool for marketers and brands that trust Klaviyo AI to improve productivity and level up their strategies. This year, Klaviyo saw increases in feature usage across the entire Klaviyo AI product suite, with the highest usage adoption seen with Generative AI and predictive tools to generate content faster and better optimize campaigns, flows and segments.

“This year’s BFCM week was our strongest yet. We started really early with planning our segmentations and overall strategy, which played a major part in the success of our campaigns and flows,” says Jordyn Casaus, director of digital at Crown Affair. “Klaviyo’s AI segmentation tool cuts our time in half when doing the work to define each segment. The accuracy is so helpful.”

As the holiday shopping season continues, Klaviyo is dedicated to giving its marketers the power to scale 1:1 consumer relationships across every channel customers encounter. For a deeper dive into the insights, strategies and success stories from this BFCM season, visit: BFCM 2024 By The Numbers.

About Klaviyo
Klaviyo (CLAY-vee-oh) powers smarter digital relationships, making it easy for businesses to capture, store, analyze, and predictively use their own data to drive measurable, high-value outcomes. Klaviyo’s modern and intuitive SaaS platform enables business users of any skill level to harness their first-party data from more than 350 integrations to send the right message at the right time across email, SMS, and push notifications. Innovative businesses like Mattel, TaylorMade, Liquid Death, Stanley 1913, and more than 157,000 other paying customers leverage Klaviyo to acquire, engage, and retain customers—and grow on their own terms.
*We define Klaviyo Attributed Value (“KAV”) as the amount of revenue our customers generated through orders placed by consumers within a specified period of time after a message is sent using our platform, which in the case of email is five days from when the message is sent, and in the case of SMS is twenty-four hours from when the message is sent. For email, the message also needs to be opened or clicked in order for the transaction to fall within our definition. KAV excludes orders placed with customers that do not opt-in to sharing data on placed orders, orders for which we cannot determine the currency or value, or unusual orders that appear to us to be anomalies. Since our definition of a customer does not include persons or entities that use our platform on a free trial basis, any revenue generated through orders placed with these persons or entities is also excluded from our definition of KAV. We do not net chargebacks or sales refunds from our calculation of KAV. If a customer leaves Klaviyo, we stop counting that customer’s KAV after their last contracted month. We believe KAV serves as a measure of the return-on-investment that we help generate for our customers and illustrates the value our platform can drive to our customers, which we believe enhances our ability to maintain existing customers and attract new customers. We use KAV as an internal estimate to track the value we drive to customers through our platform. KAV is an operational measure, does not represent revenue earned by us, and does not directly correlate to our pricing, revenue, or results of operations. Further, KAV is not a forecast of future revenue and investors should not place undue reliance on KAV as an indicator of our future or expected results.

All data presented here is approximate and is based on various assumptions. All data is unaudited and is subject to adjustment. The methodology underlying the data may vary year on year and prior year results are not directly comparable to current results. All financial figures are in USD.

Contact
press@klaviyo.com